Exhibit 99.(g)(19)

June 26, 2026

State Street Bank and Trust Company

Channel Center

One Iron Street

Boston, MA 02210

Attention: Tricia Cormier, Vice President

Re: American Beacon Funds

Ladies and Gentlemen:

The undersigned pursuant to authority under the Custodian Contract dated December 1, 1997 (as amended, modified or supplemented from time to time, the “Agreement”), between American Beacon Funds (the “Trust”) and State Street Bank and Trust Company (the “Custodian”), hereby advises you of certain changes related to certain series of shares the Trust (the “Funds”) as set forth below.

I. Termination of Funds

The following Funds (the “Terminated Funds”) have been terminated and are removed from the Agreement effective on the Termination Date:

Fund Name	Termination Date
American Beacon Ninety One International Franchise Fund	June 26, 2026
American Beacon Shapiro Equity Opportunities Fund	June 26, 2026
American Beacon Shapiro SMID Cap Equity Fund	June 26, 2026

No further services will be provided by the Custodian to the Terminated Funds after each respective Terminated Fund’s Termination Date. Any compensation or reimbursement owed to the Custodian under the Agreement and unpaid at the Termination Date shall be paid to the Custodian on or before the Termination Date. Further the Trust has provided you as Custodian under the Agreement with written instructions to transfer any assets of such Fund(s), if applicable.

For your convenience, attached as Schedule D hereto is a replacement of “Schedule D” to the Agreement.

220 E. Las Colinas Blvd., Ste.1200, Irving, Texas 75039 • 817.391.6100	americanbeaconadvisors.com

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Trust and retaining one copy for your records.

Sincerely,

AMERICAN BEACON FUNDS

By:	/s/ Terri McKinney
Name:	Terri McKinney
Title:	Vice President

Acknowledged and agreed as of the date set forth below:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrea E. Sharp
Name:	Andrea E. Sharp
Title:	Managing Director
Date:	June 26, 2026

220 E. Las Colinas Blvd., Ste.1200, Irving, Texas 75039 • 817.391.6100	americanbeaconadvisors.com

Schedule D

Date: June 26, 2026

American Beacon Funds

American Beacon AHL Managed Futures Strategy Fund

American Beacon AHL TargetRisk Fund

American Beacon ARK Transformational Innovation Fund

American Beacon Balanced Fund

American Beacon Developing World Income Fund

American Beacon DoubleLine Floating Rate Fund

American Beacon DoubleLine Select Income Fund

American Beacon Garcia Hamilton Quality Bond Fund

American Beacon IMC International Small Cap Fund

American Beacon International Equity Fund

American Beacon Large Cap Value Fund

American Beacon Man Large Cap Growth Fund

American Beacon Man Large Cap Value Fund

American Beacon Ninety One Emerging Markets Equity Fund

American Beacon Ninety One Global Franchise Fund

American Beacon NIS Core Plus Bond Fund

American Beacon SiM High Yield Opportunities Fund

American Beacon Small Cap Value Fund

American Beacon SSI Alternative Income Fund

American Beacon Stephens Small Cap Growth Fund

American Beacon Stephens Mid-Cap Growth Fund

American Beacon The London Company Income Equity Fund

American Beacon TwentyFour Short Term Bond Fund

American Beacon TwentyFour Strategic Income Fund

American Beacon Cayman Managed Futures Strategy Fund, Ltd.
American Beacon Cayman TargetRisk Company, Ltd.

220 E. Las Colinas Blvd., Ste.1200, Irving, Texas 75039 • 817.391.6100	americanbeaconadvisors.com